Exhibit 10.1

INCENTIVE BONUS AGREEMENT

This Incentive Bonus Agreement (this “Agreement”) is entered into between Tidewater Inc., a Delaware corporation (“Tidewater” and, together with its subsidiaries, the “Company”) and [________________] (the “Employee” and, together with Tidewater, the “Parties”), an employee and officer of Tidewater, effective December 15, 2016 (the “Effective Date”).  Capitalized terms used but not defined in this Agreement have the respective meanings provided in Appendix A.

Recitals

WHEREAS, the compensation committee (the “Committee”) of the board of directors of Tidewater (the “Board”) has determined that retention of the Employee is a priority, given both the high level of his performance to date and the critical importance of his role to the Company going forward, and therefore wishes to provide him with an additional incentive intended to motivate him to remain in the Company’s service through the current industry down cycle.

NOW THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1.

Amount.  Subject to the terms and conditions of this Agreement, the Employee shall be entitled to receive an incentive cash bonus in the amount of $[_________] (the “Bonus”), provided that he remains employed with the Company through the first anniversary of the Effective Date (such one-year period, the “Retention Period”).

2.	Payment. Subject to the terms and conditions of this Agreement, the Bonus shall be paid to the Employee in three installments (the “Installments”) as follows:
(a)	50% of the Bonus shall be paid to the Employee as soon as administratively practicable following the Effective Date;
(b)	25% of the Bonus shall be paid to the Employee on the earliest to occur of: (i) the Waiver Expiration Date, (ii) the Restructuring Agreement Date, and (iii) the 120th day after the Effective Date; and
(c)	the remaining 25% of the Bonus shall be paid to the Employee on the earlier to occur of (i) the Restructuring Effective Date or (ii) the first anniversary of the Effective Date.
3.

Effect of For-Cause Termination.  If, during the Retention Period, the Company terminates the Employee’s employment for Cause, then the Employee shall forfeit all rights to the Bonus, and within 30 days of receiving a notice of termination for Cause, the Employee shall repay to the Company the Cumulative Payments.

4.

Effect of Termination due to Death or Disability.  If, during the Retention Period, the Employee’s employment terminates due to his death or Disability, then the Employee’s right to the Bonus shall immediately vest in full and the Company shall pay to the Employee (or, in the event of his death, his Beneficiary) the sum of any unpaid Installments within 30 days of the Termination Date.
5.

Effect of Termination by Company without Cause or by Employee with Good Reason.  If, during the Retention Period, the Employee’s employment is terminated by the Company without Cause or by the Employee with Good Reason, then the Employee’s right to the Bonus shall immediately vest in full and the Company shall pay to the Employee the sum of any unpaid Installments on the 60th day following the Termination Date, provided that he has executed and not revoked an agreement, in standard form provided by the Company, detailing all compensation and benefits then due to the Employee under the terms of the applicable plans or agreements and granting a full release and waiver of all actual and potential claims that he may have against the Tidewater Group.  However, the Employee shall not be required to release or waive any (a) claims to indemnity or reimbursement pursuant to (i) Tidewater’s certificate of incorporation or by-laws, (ii) any Company insurance policy, (iii) the Indemnification Agreement in effect on the Effective Date between the Parties, (iv) any policy, plan, or program maintained or sponsored by the Company, or (v) Delaware General Corporation Law, or (b) claims that may not be waived as a matter of law.

6.

Effect of Termination by Employee without Good Reason.  If, during the Retention Period, the Employee terminates his employment for any reason other than Good Reason, then the Employee shall only be entitled to retain a Pro-Rata Bonus, if any, and, within 30 days of the Termination Date, he shall repay to the Company an amount equal to the difference between the Cumulative Payments and the Pro-Rata Bonus.

7.

Effect of Change of Control.  If, during the Retention Period and while the Employee remains employed with the Company, a Change of Control occurs, then the Employee’s right to the Bonus shall vest in full as of the date of the Change of Control and any unpaid balance of the Bonus will be paid to him upon the occurrence of such Change of Control.

8.	Restrictive Covenants. In consideration of the Company’s willingness to enter into and provide the terms of this Agreement, the Employee agrees as follows:
(a)

Non-Disclosure of Confidential Information.  The Employee shall hold in a fiduciary capacity and for the benefit of the Company all Confidential Information which shall have been obtained by the Employee during his employment (whether prior to or after the Effective Date) and shall use such Confidential Information solely in the good faith performance of his duties for the Company.  During his employment and after his Termination Date, the Employee agrees (i) not to communicate or make available to any person or entity (other than the Company) any such Confidential Information, except upon the prior written authorization of the Company or as may be required by law or legal process, and (ii) to deliver promptly to the Company upon its written request any Confidential Information in his possession.  In the event that the provisions of any applicable law or the order of any court would require the Employee to disclose or otherwise make available any Confidential Information to a governmental authority or to any other third party, the Employee shall give the Company, unless it is unlawful to do so, prompt prior written notice of such required disclosure and, if possible given the terms of any production order of the judicial governmental or administrative body, an opportunity to contest the requirement of such disclosure or apply for a protective order with respect to such Confidential Information by appropriate proceedings.  Notwithstanding the foregoing, the Employee understands that nothing contained in this Agreement limits his ability:  (x) to file a charge or complaint with any federal, state, or local governmental agency or commission (“Government Agencies”); (y) to communicate with any Government Agency or otherwise participate in any investigation or proceeding conducted by any Government Agency, without notice to the Company; or (z) to receive an award for information provided to any Government Agency.

(b)

Limited Covenant Not to Compete.  The Employee agrees that from the Effective Date through the end of the Retention Period or, if the Employee terminates his employment without Good Reason during the Retention Period, from the Effective Date through the first anniversary of the Termination Date (as applicable, the “Restricted Period”), he will not engage in competitive activities within any jurisdiction specified in Appendix B so long as a member of the Tidewater Group carries on a like line of business therein (collectively, the “Restricted Area”), as follows:

i)

The Employee will not, directly or indirectly, for himself or others or in association with any other person, own, manage, operate, control, be employed in an executive, managerial, or supervisory capacity by, or otherwise engage or participate in, or allow his skill, knowledge, experience or reputation to be used in connection with, the ownership, management, operation, or control of any company or other business enterprise engaged in the Restricted Business within any of the Restricted Area; provided, however, that nothing contained herein shall prohibit the Employee from making passive investments as long as the Employee does not beneficially own more than 1% of the equity interests of a publicly-traded business enterprise engaged in the Restricted Business within any of the Restricted Area.  For purposes of this paragraph, “beneficially own” shall have the same meaning ascribed to that term in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

ii)

The Employee will not, directly or indirectly, for himself or others or in association with any other person, solicit any customer of the Restricted Business or of the Tidewater Group, or otherwise interfere, induce, or attempt to induce any customer, supplier, licensee, or business relation of the Tidewater Group for the purpose of soliciting, diverting, interfering, or enticing away the business of such customer, supplier, licensee, or business relation, or otherwise disrupting any previously-established relationship existing between such customer, supplier, licensee, or business relation and the Tidewater Group.

(c)

Non-Solicitation.  The Employee agrees that, during the Restricted Period, he will not, directly or indirectly, for himself or others or in association with any other person, make contact with any of the employees or independent contractors of the Tidewater Group for the purpose of soliciting such employee for hire, whether as an employee or independent contractor, or for the purpose of inducing such persons to leave the employ of the Tidewater Group or cease providing services to the Tidewater Group, or otherwise to disrupt the relationship of such persons with the Tidewater Group.  In addition, during the Restricted Period, the Employee will not hire, on behalf of himself or any company engaged in the Restricted Business, any employee of the Tidewater Group, whether or not such engagement is solicited by the Employee.
(d)

Proprietary Rights.  The Employee agrees to and hereby does assign to the Company all his right, title, and interest in and to all inventions, business plans, work models, or procedures, whether or not patentable, which are made or conceived solely or jointly by him (i) at any time during the term of his employment with the Company, or (ii) with the use of time or materials of the Company.  The Employee agrees that, to a reasonable extent and through the Termination Date, he will communicate to the Company or its representatives all facts known to him about such proprietary information, sign all necessary instruments, make all necessary oaths, and generally, at the Company’s expense, do everything reasonably practicable (without expense to the Employee) to aid the Company in obtaining and enforcing proper legal protection for all such matters in all countries and in vesting title to such proprietary information in the Company.  At the Company’s request and expense, the Employee will promptly execute a specific assignment of title to the Company, and perform any other acts reasonably necessary to implement the foregoing assignment.  Notwithstanding the foregoing, the Employee shall not be held criminally or civilly liable under federal or state trade secret law for the disclosure of a trade secret that (y) is made in confidence to a Government Agency official, directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (z) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(e)

Injunctive Relief; Other Remedies.  The Employee acknowledges that a breach or threatened breach by the Employee of this Section 8 would cause immediate and irreparable harm to the Company not fully compensable by money damages or the exact amount of which would be difficult to ascertain, and therefore the Company will not have an adequate monetary remedy at law.  Accordingly, the Employee agrees that, in the event of a breach or threatened breach by the Employee of the provisions of this Section 8, the Company shall be entitled to injunctive relief to prevent or curtail any such breach of threatened breach without the necessity of posting any bond or security or showing proof of actual damage or irreparable injury.  Nothing herein shall be construed as prohibiting the Company from pursuing any other remedy at law or in equity to which the Company may be entitled under applicable law in the event of a breach or threatened breach of this Agreement by the Employee, including without limitation the recovery of damages, costs, and expenses, such as reasonable attorneys’ fees, incurred by the Company as a result of any such breach or threatened breach.  In the event that the Employee shall at any time materially breach any noncompetition or nondisclosure agreements contained in this Section 8, the Company may suspend or eliminate payments provided for in this Agreement during the period of such breach.  The Employee acknowledges that any such suspension or elimination of payments or benefits would be an exercise of the Company’s right to suspend or terminate its performance hereunder upon the Employee’s breach of this Agreement; such suspension or elimination of payments would not constitute, and should not be characterized as, the imposition of liquidated damages.  Nothing contained herein shall be deemed to impair the Employee’s right to indemnification pursuant to (i) Tidewater’s certificate of incorporation or by-laws, (ii) any Company insurance policy, (iii) the Indemnification Agreement between the Parties, (iv) any policy, plan, or program maintained or sponsored by the Company, or (v) Delaware General Corporation Law.
(f)

Employee’s Understanding of this Article. The Employee acknowledges that the definition of Restricted Business, as well as the geographic and temporal scope of the covenants contained in this Section 8 are the result of arm’s-length bargaining and are fair and reasonable in light of (i) the importance of the functions performed by the Employee, (ii) the nature and wide geographic scope of the operations of the Tidewater Group, and (iii) the Employee’s level of control over and contact with the business and operations of the Tidewater Group.

9.

Unfunded Arrangement. The Employee and his Beneficiary shall have no legal or equitable rights, interests, or claims in any property or assets of the Company, and the Employee acknowledges that any and all of the Company’s assets shall be, and remain, the general unrestricted assets of the Company.  The Company’s obligation under this Agreement shall be merely that of an unfunded and unsecured promise to pay certain cash compensation in the future.

10.

No Contract of Employment.  Nothing in this Agreement shall confer upon the Employee any right to continue in the employment of the Company, or to interfere in any way with the right of the Company to terminate the Employee’s employment relationship with the Company at any time.

11.

Taxes.  The Company shall deduct from any payments made under this Agreement all applicable federal and state income and employment taxes.  This Agreement is intended to be exempt from the requirements of Section 409A and shall be construed accordingly.

12.

Notices.  All notices to Tidewater or the Company related to this Agreement should be sent to Tidewater’s principal executive offices as disclosed in its filings with the Securities and Exchange Commission, addressed to the Office of General Counsel.  All notices to the Employee shall be delivered to the most recent address as provided by the Employee to the human resources department of the Company.

13.

Binding Effect.  This Agreement is personal to the Employee and may not be assigned by the Employee except upon death.  This Agreement shall inure to the benefit of and be binding upon each of the Parties and any successors to Tidewater.

14.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of [Louisiana/Texas][1], without regard to any conflicts of laws.
15.

Severability.  In the event that any provision in this Agreement shall be found to be invalid, illegal or unenforceable, the Employee and the Company intend for any court construing this Agreement to modify or limit such provision so as to render it valid and

[1]	State of Employee’s primary place of employment.

enforceable to the fullest extent allowed by law.  Any such provision that is not susceptible of reformation shall be ignored and shall not affect the validity, legality and enforceability of the remaining provisions, which shall be valid and enforced to the fullest extent permitted by law.

16.

Entire Agreement.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter contained in this Agreement.  Any oral or written agreements, representations, warranties, written inducements, or other communications with respect to the subject matter contained in this Agreement made prior to the execution of this Agreement shall be void and ineffective for all purposes.

[signatures appear on the following page]

IN WITNESS WHEREOF, Tidewater and the Employee have executed this Agreement, which shall be effective as of the Effective Date.

TIDEWATER INC.

By:

Richard T. du Moulin
Chair of the Compensation Committee

EMPLOYEE:

[___________]

Exhibit 10.1

Appendix A
Definitions

Unless otherwise defined in this Agreement (including the preamble and the recitals), the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

“Beneficiary” means the person or persons designated by the Employee to receive, in the event of his death, any amounts remaining payable under this Agreement, which need not be the same as the beneficiary designation made under any other plan of the Company.  If the Employee fails to designate a beneficiary, then the Beneficiary shall be deemed to be the Employee’s surviving spouse.  If the Employee has no surviving spouse, any amounts remaining payable under this Agreement upon the Employee’s death shall be payable to the executor or personal representative of the Employee’s estate.

“Cause”, as determined in the sole discretion of the Committee, means either (i) the willful and continued failure of the Employee to substantially perform his duties with the Company (other than any such failure resulting from a Disability), after a written demand for substantial performance is delivered to the Employee by the Committee that (1) specifically identifies the manner in which the Committee believes that the Employee has not substantially performed his duties and (2) provides the Employee with (a) an opportunity to discuss the alleged conduct with, at the Company’s election, either the chair of the Committee or the chair of the Board, and (b) with respect to conduct that is susceptible of cure, a reasonable opportunity to cure, or (ii) the willful engaging by the Employee in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise.  For purposes of this provision, no act or failure to act, on the part of the Employee, shall be considered “willful” unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that his action or omission was in the best interests of the Company.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Committee or upon the instructions of a senior officer of the Company shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Company.

“Change of Control” has the meaning provided in the Tidewater Inc. 2014 Stock Incentive Plan.

“Confidential Information” means confidential and proprietary information, knowledge, or data of any nature and in any form (including information that is electronically transmitted or stored on any form of magnetic or electronic storage media) of the past, current, or prospective business or operations of any member of the Tidewater Group, that is not publicly known, whether or not marked confidential, including without limitation information relating to any (i) services, projects, or jobs; (ii) estimating or bidding procedures; (iii) bidding strategies; (iv) present and future business plans, actual or potential business acquisitions or joint ventures, capital expenditure projects, and cost summaries; (v) trade secrets; (vi) marketing data, strategies, or techniques, (vii) financial reports, budgets, projections, and cost analyses; (viii) pricing information, codes, and analyses; (ix) employee lists; (x) customer records, customer lists, and customer source lists; (xi) confidential filings with any government agency; and (xii) internal notes and memoranda relating to any of the foregoing, provided that Confidential Information shall not include any information, knowledge, or data that is now, or hereafter becomes, known to the public (other than by breach of this Agreement by the Employee or breach by any other party of a confidentiality obligation owed to the Company).

“Cumulative Payments” means the sum of all Installments paid to the Employee under this Agreement as of the Termination Date.

“Disability” means a condition that would entitle the Employee to receive benefits under the Company’s long-term disability insurance policy because he is either totally disabled or partially disabled, as such terms are defined in the Company’s policy as in effect on the Effective Date or as similar terms are defined in any successor policy.  The “Termination Date” for a termination due to Disability shall be the first day on which the Employee is eligible (or would have been eligible, had he applied timely for such payments) to receive payments under such policy.

“Good Reason” means the existence of any of the following, without the Employee’s written consent:  (i) a material diminution in the Employee’s base salary or target annual bonus opportunity, except for any across-the-board reductions approved by the Committee that affect all executive officers of Tidewater; (ii) a material diminution in the Employee’s authority, duties, or responsibilities; (iii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Employee is required to report;2 or (iv) a material change to the Employee’s work location, including, but not limited to, requiring the Employee to be based more than 50 miles from the location at which he primarily provides services to the Company as of the Effective Date; provided, in each case, that the Employee’s termination shall not be considered to have been with Good Reason unless he provides written notice to the Committee of the condition constituting Good Reason within 90 days of its initial occurrence and such condition remains uncured for at least 30 days following the Committee’s receipt of such notice.

“Pro-Rata Bonus” means the Cumulative Payments multiplied by a fraction, the numerator of which is the number of full months between the Effective Date and the Termination Date and the denominator of which is 12, rounded up to the nearest whole dollar.

“Restricted Business” means the businesses of providing vessel services for the offshore oil and gas, marine construction, LNG terminal support and other related industries.

“Restructuring” means the earliest to occur of the following: (i) any out-of-court agreement for the restructuring of the Company’s senior indebtedness that is achieved, without limitation, through (a) a solicitation of waivers and consents from some or all existing senior debtholders that results in a material modification of covenants and/or maturity extensions in existing senior indebtedness, (b) repurchase, settlement or forgiveness of all or substantially all of the existing senior indebtedness, (c) conversion of all or substantially all of the existing senior indebtedness into equity, (d) an exchange offer including the issuance of new securities in exchange for all or substantially all of the existing senior indebtedness, or (e) other similar transactions or series of transactions; (ii) a confirmed plan of reorganization under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) or similar provision under the laws of

[2]	For CEO, (iii) will read: “requiring the Employee, who currently reports directly to the Board, to report to a corporate officer or employee instead;”

A-2

any other jurisdiction providing for the restructuring of the Company’s balance sheet, or (iii) the sale of all or substantially all of the assets of the Company, on a consolidated basis, or a majority of the outstanding stock of the Company in one or more transactions under section 363 of the Bankruptcy Code or pursuant to a confirmed chapter 11 plan or similar provision under the laws of any other jurisdiction.

“Restructuring Agreement Date” means the execution date of any definitive agreement providing for a Restructuring.

“Restructuring Effective Date” means the effective date of a Restructuring.

“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance issued thereunder.

“Termination Date” means the date the Employee’s employment terminates for any reason.

“Tidewater Group” means the Company and any joint ventures in which the Company participates.

“Waiver Expiration Date” means the date that all of the limited covenant waivers granted to the Company by certain significant lenders and noteholders expire without having been extended or substituted with new waivers.  As of the Effective Date, the most recent such waivers were effective on November 11, 2016 with an expiration date of January 27, 2017.

A-3

Exhibit 10.1

Appendix B
Restricted Area

Parishes of the State of Louisiana

Acadia

Allen

Ascension

Assumption

Avoyelles

Beauregard

Calcasieu

Cameron

East Baton Rouge

East Feliciana

Evangeline

Iberia

Iberville

Jefferson

Jefferson Davis

Lafayette

Lafourche

Livingston

Orleans

Plaquemines

Pointe Coupee

Rapides

St. Bernard

St. Charles

St. Helena

St. James

St. John the Baptist

St. Landry

St. Martin

St. Mary

St. Tammany

Tangipahoa

Terrebonne

Vermillion

Washington

West Baton Rouge

West Feliciana

Jurisdictions Outside Louisiana

Texas Counties:

Harris

Sabine

Orange

Jefferson

Chambers

Galveston

Montgomery

Brazoria

Matagorda

Jackson Calhoun

Victoria

Aransas

Kleberg

San Patricio

Nueces

Kenedy

Willacy

Cameron

Dallas

Tarrant

Johnson

Ellis

Florida Counties:

Broward

Dade

Palm Beach

St. John’s

Duval

Manatee

Pinellas

Hillsborough

Escambia

Okaloosa

Santa Rosa

Alabama Counties:

Mobile

Baldwin

Mississippi Counties:

Hancock

Harrison

Jackson

Pearl River

Exhibit 10.1

The Parties acknowledge and agree that the Company is a company with extensive worldwide and offshore operations and it is the Parties’ intent that the non-competition covenant be given as broad a geographic effect as is lawful.  Accordingly, in addition to the foregoing specified locations, it is the Parties’ intent that the noncompetition covenant set forth in the Agreement be given effect throughout the United States and worldwide, to the extent that the Employee would seek to provide prohibited services to a company in competition with the Company in any of the jurisdictions in which it operates.  To the extent that a court of relevant jurisdiction determines the geographic scope set forth herein to be overbroad, the Parties hereby consent to such modification as the court may order such that the broadest possible geographic footprint of the non-competition covenant is enforceable.

B-2